Exhibit 23

                       INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the previously filed Registration Statements of Marsh & McLennan Companies, Inc. on Form S-8 (Registration Statement Nos. 2-58660, 2-65096, 2-82938, 33-21566, 33-32880,
33-48803, 33-48804, 33-48807, 33-54349, 33- 59603, 33-63389, 333-35739,
333-35741, 333-29627 and 333-51141) and, the previously filed Registration Statements on Form S-3 (Registration Statement Nos. 333-25069, 333- 28201, 333-41021, 333-48707 and 333-67543) of our report dated March 6, 1998,
March 19, 1999, as to Note 16 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in
Note 16), appearing in this Annual Report on Form 10-K/A of Marsh & McLennan Companies, Inc. for the year ended December 31, 1997.



DELOITTE & TOUCHE LLP
New York, New York
March 22, 1999